Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 5, 2014, except for Note 4, as to which the date is October 28, 2014, relating to the statement of financial condition, which appears in Fifth Street Asset Management Inc.’s Registration Statement on Form S-1 (Registration No. 333-198613).

/s/PricewaterhouseCoopers LLP

New York, New York
October 28, 2014